UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Trans World Entertainment Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transactions applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Thursday, July 12, 2012, at 10:00 A.M., EDT

Place	Albany Country Club
300 Wormer Road
Voorheesville, New York 12186

Items of Business	(1) To adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors.

(2) To elect as Directors the nominees named in the proxy statement on the terms and conditions specified therein.

(3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Record Date	Shareholders of record as of May 25, 2012 are eligible to vote.

Proxy Voting

A proxy and return envelope, not requiring postage if mailed in the United States, are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. Prompt return of the proxy will assure a quorum is present at the annual meeting and save the Company expense.

By order of the Board of Directors,

Edwin J. Sapienza,
Secretary
June 8, 2012

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

PROXY STATEMENT

          This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on July 12, 2012 (the “Annual Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on June 8, 2012.

          As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. An electronic version of this proxy statement and the Company’s Annual Report on Form 10-K are available at http:/bnymellon.mobular.net/bnymellon/TWMC.

VOTING SECURITIES

          The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 25, 2012, the record date, 31,455,004 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date, as to each matter presented at the Annual Meeting.

QUORUM AND TABULATION OF VOTES

          The By-Laws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. An inspector from Computershare; appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Shareholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of shareholders present at the Annual Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item.

          If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. Under these rules, “Item 1—Approval of Amendment to Our Amended and Restated Certificate of Incorporation to Declassify Our Board of Directors and Provide for Annual Election for

the Board of Directors” and “Item 2—Election of Directors” are considered “non-routine” proposals. We are subject to these rules even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

          With respect to “Item 1—Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Declassify Our Board of Directors and Provide for the Annual Election of Directors” and generally all other matters that come before the Annual Meeting require the affirmative vote of a majority of the shares of our Common Stock, present, in person or by proxy and entitled to vote on the specific proposal at the Annual Meeting. Votes may be cast “for” or “against” such proposals, or a shareholder may abstain from voting on such proposals. Abstentions will have the same effect as negative votes on these items. Brokers do not have discretionary voting power with respect to “Item 1—Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Declassify Our Board of Directors and Provide for the Annual Election of Directors.”

          Pursuant to the Company’s By-Laws, “Item—2 Election of Directors” is determined by the affirmative vote of a plurality of the shares of our Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Under applicable New York law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. With respect to the election of directors, votes may be cast “for” all nominees, “withheld” from all nominees, or “withheld” specifically from identified nominees. Brokers do not have discretionary voting power on this proposal.

          A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the holder of record of such shares.

          The Company will pay the costs of soliciting, preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2011 Annual Report to Stockholders. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the record date. The solicitation of proxies will be conducted primarily by mail, but may also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

PRINCIPAL SHAREHOLDERS

          The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of May 25, 2012, the record date, are indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Robert J. Higgins 38 Corporate Circle Albany, New York 12203	17,135,675	(1)	50.5%

Lloyd I. Miller, III 4550 Gordon Drive Naples, Florida 34102	5,727,596	(2)	18.2%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,438,735	(3)	7.8%

Nantahala Capital Management, LLC 100 First Stamford Place, 2nd Floor Stamford, CT 06902	1,588,003	(4)	5.0%

(1)

Information is as of May 25, 2012, as provided by the holder. Includes 2,475,000 shares that may be acquired within 60 days of May 25, 2012, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 817,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Based on Form 13G/A, filed February 14, 2012 by Lloyd Miller, III.
(3)	Based on Form 13G/A, filed February 14, 2012, by Dimensional Fund Advisors Inc.
(4)	Based on Form 13G, filed March 8, 2012 by Nantahala Capital Management, LLC.

          Mr. Higgins, who beneficially owns 17,135,675 shares of Common Stock as of the record date (approximately 50.5% of all outstanding shares), has advised the Company that he presently intends to vote all of his shares in favor of the adoption of “Item 1—Approval of Amendment to Our Amended and Restated Certificate of Incorporation to Declassify Our Board of Directors and Provide for Annual Election for the Board of Directors” and for the election of the nominees for Directors named under “Item 2—Election of Directors.”

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS
AT THE 2012 ANNUAL MEETING

Item 1. Approval of an Amendment to Our Amended and Restated Certificate of Incorporation to Declassify Our Board of Directors and Provide for The Annual Election of Directors

          We are asking you to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of Directors as provided below. The Board believes that declassification of our Board is advisable and in the best interest of our stockholders. The following summary of the proposed amendment to the Amended and Restated Certificate of Incorporation; which was unanimously approved and adopted by the Board upon the recommendation of the Nominating and Corporate Governance Committee in May 2012, is qualified in its entirety by reference to the terms of the proposed amendment (which amends Article NINTH of the Amended and Restated Certificate of Incorporation) set forth in Appendix B to this proxy statement, with deletions indicated by strike-outs and additions indicated by underlining.

Current Classified Structure

          Article NINTH of our Amended and Restated Certificate of Incorporation currently provides that the Board shall be divided into three classes, with Directors elected to staggered three year terms. Under the current version of Article NINTH, one class of directors, representing approximately one-third of our directors stands for reelection at each annual meeting of the stockholders. Further, the current version of Article NINTH, in keeping with our current classified Board structure, provides that any additional director of any class elected to fill a newly created Board seat or a vacancy in that class holds office for a term that coincides with the remaining term of that class.

Rationale for Declassification

          The Board and the Nominating and Corporate Governance Committee regularly review our corporate governance policies and practices. The Nominating and Corporate Governance Committee recommended to the Board that a proposal to declassify the Board be submitted to stockholders at this annual meeting. In considering whether declassification of the Board was advisable, the Nominating and Corporate Governance Committee evaluated the advantages and disadvantages of maintaining a classified board structure, and determined that implementing annual elections of directors would be in the best interests of the Company and our stockholders as (i) precatory stockholder proposals to declassify boards are commonplace and we expect to receive such proposals in the future, (ii) such proposals generally receive substantially more than a majority of votes cast; and (iii) our Board believes that declassifying our Board is in the best interests of the Company and its stockholders at this point in time. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously approved the proposed amendment, and recommends that the Company’s stockholders adopt and approve the proposed amendment.

Proposed Declassification of the Board

          If the amendment to our Amended and Restated Certificate of Incorporation is adopted and approved by the holders of a majority of shares entitled to vote, Article NINTH of the current Amended and Restated Certificate of Incorporation will be amended via a certificate of amendment to be filed with the New York State Department of State promptly after shareholder approval is obtained and the shareholder vote certified, which would occur during the Annual Meeting but prior to the consideration of Item 2—Election of Directors. Declassification of our Board would be phased in over a two year period commencing with the election of the Class III directors at this Annual Meeting and would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2014 annual meeting of stockholders. Also, if the amendment to declassify the Board is approved, we will amend Article NINTH of the current Amended and Restated Certificate of Incorporation, so that any Director chosen to fill a vacancy on our Board will hold office for a term expiring at the next annual meeting of stockholders. If stockholders do not vote to approve the proposed amendment, the Board will remain classified and the stockholders will instead be asked to elect the two Class III directors at the Meeting, each for a three-year term (Item 2—Election of Directors).

          To comply with New York Business Corporation Law, the amendment to our Amended and Restated Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to this annual meeting and the amendment to our Amended and Restated Certificate of Incorporation. Accordingly, the three-year term for directors elected at the 2010 annual meeting of stockholders will expire at the 2013 annual meeting of stockholders, the three-year term for directors elected at the 2011 annual meeting of stockholders will expire at the 2014 annual meeting of stockholders. The directors elected at this Annual Meeting will be elected for a one-year term expiring at the 2013 annual meeting of stockholders.

          The table below summarizes the implementation of the declassification of our Board pursuant to the proposed amendment:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire

2012 (Class III)	One Year	2013

2013 (Class I and Class III)	One Year	2014

2014 and thereafter (all directors)	One Year	One year later

Vote Required

          The affirmative vote of at least a majority of the shares of our Common Stock present, in person or by proxy and entitled to vote on the record date is required for the approval of the proposal to amend our Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR IN FAVOR OF ITEM 1

Item 2. Election of Directors

          The Board of Directors (also referred to herein as the “Board”) has nominated two candidates for election as directors to hold office (subject to the Company’s By-Laws) for a one-year term expiring at the 2013 annual meeting of stockholders (the “2013 Meeting”), based on the assumption that the stockholders will approve the declassification charter amendments described in “Item 1—Approval of Amendment to Our Amended and Restated Certificate of Incorporation to Declassify Our Board of Directors and Provide for Annual Election for the Board of Directors.” Currently, our Board is divided into three classes that serve staggered three-year terms. If the declassification charter amendments described above are not approved by the requisite vote of stockholders, then the Directors elected at this Annual Meeting will be elected for a three-year term ending at the 2015 annual meeting of stockholders. In all cases, the Directors will be elected to serve through the end of their respective terms and until their successors have been elected and qualified.

          The nominees are Mr. Solow and Mr. Marks. Mr. Solow, currently an incumbent Director, has been nominated by our Board to serve as a Director and he has agreed to stand for reelection. Mr. Marks is not an incumbent director but has been nominated by the Board to serve as a Director and he has agreed to stand for election. Mr. Marks will replace Mr. Riley who notified the Board that he did not wish to stand for reelection.

          In connection therewith, the Nominating and Governance Committee has as one of its responsibilities the recommendation of director candidates to the full Board after receiving input from all Directors. The selection of Directors is a collaborative process. The Committee members and other Board members discuss potential candidates during the search process. The Committee unanimously recommended to the full Board that Mr. Marks be nominated as a Director. The Board followed the Committee’s recommendations and it nominated Mr. Marks for election at this Annual Meeting.

          The nominees will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

          If the nominees listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee who may be selected by the Nominating and Corporate Governance Committee of the Board prior to, or at the Annual Meeting or if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

          The biographies of each of the Directors and Mr. Marks contain applicable information regarding the person’s service as a director, business, educational, and other professional experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that cause the Board to determine that the person should serve as a director for the Company. The Company believes that the backgrounds and qualifications of its Directors and Mr. Marks, considered as a group, should provide the Company and Board with diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to fulfill its responsibilities.

Nominees for Election as Directors—Class III Directors

          Michael B. Solow is the Co-Chairman and Managing Partner of the Chicago office of Kaye Scholer LLP, an international law firm based in New York City, where he has practiced since January 2001 and is currently a member of the firm’s Executive Committee and Co-Chairman of the Corporate Restructuring Practice Group. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow has previously served on other corporate boards, including Camelot Music, Inc. Mr. Solow provides the Board with extensive legal and management experience, particularly his expertise in corporate finance and his experience in law firm management.

          Robert E. Marks has been the President of Marks Ventures, LLC, a private equity investment firm since 1994. Mr. Marks is currently a director of Denny’s Corporation (“Denny’s”); and served as Chairman of the Board of Directors of Denny’s from 2004 to 2006; Emeritus Corporation, as well as a member of the Board of Trustees of the Fisher House Foundation, a member of the Board of Trustees of the Greenwich, Connecticut Public Library, a member of the Board of Trustees of the Greenwich Field Club, a member of the Board of Trustees of The International Rescue Committee and a member of Stanford University’s Alumni Committee on Trustee Nominations. Mr. Marks has extensive finance, investment and executive compensation experience to share with the Board.

Continuing Class I Directors (terms expiring in 2013)

          Robert J. Higgins, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as Chairman and Chief Executive Officer of the Company for more than the past five years. He is also the Company’s principal shareholder. See “PRINCIPAL SHAREHOLDERS.” As founder and Chief Executive Officer of the Company for nearly 40 years, Mr. Higgins brings an extraordinary understanding of our company’s business, history and organization. With his day-to-day leadership and intimate knowledge of our business and operations, Mr. Higgins provides the board with invaluable insight into the operations of our company.

          Dr. Joseph G. Morone has been the President and CEO of Albany International Corp since January 2006 and President since August 2005. From August 1997 to July 2005 he was the President of Bentley College. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute’s Lally School of Management and Technology from July 1993 to July 1997. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management’s Center for Science and Technology Policy. Before joining the School of Management in 1988, Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also served in the White House Office of Science and Technology Policy and spent seven years at General Electric Company’s Corporate Research and Development. Dr. Morone also serves on the Board of Directors of Albany International Corp. Dr. Morone has executive leadership experience at public companies and academic institutions, with and expertise in risk management and strategic planning.

Continuing Class II Directors (terms expiring in 2014)

          Isaac Kaufman, a Certified Public Accountant, has been Chief Financial Officer and Senior Vice President of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center, since September 1998. Mr. Kaufman serves as a Director of Kindred Healthcare, Inc., which operates nursing centers and long-term acute care hospitals and Hanger Orthopedics, which operates Orthotics and Prosthesis patient care centers. Mr. Kaufman’s key experience, qualifications and skills include accounting, auditing, disclosure, risk management and finance matters, specifically his experience as the chairperson of the audit committee of Kindred Healthcare, Inc. and Hangar Orthopedics, as well as his experience in specialty retailing. Mr. Kaufman brings over 45 years of cumulative board experience.

          Michael Nahl was Executive Vice President and Chief Financial Officer of Albany International Corp. from April 2005 until his retirement in September 2009. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, and prior to the appointment to his most recent position, he was Senior Vice President and Chief Financial Officer. Mr. Nahl is currently a director of Lindsay Corporation and of Graftech International LTD. and was a member of JPMorgan Chase and Company’s Regional Advisory Board from 1996 through 2010. He is Managing Director of MCN Asset Management, LLC. Mr. Nahl has broad and thorough knowledge on accounting, disclosure, risk management, auditing and finance matters, as well as operational and strategic experience to share with our Board.

Executive Officers

          The Company’s executive officers (other than Mr. Higgins whose biographical information is included under “Item 2—Election of Directors” herein) are identified below.

          Michael J. Honeyman was named President and Chief Operating Officer of the Company in May 2010. Prior to joining the Company he served as President and Chief Operating Officer of Bernie’s TV and Appliances from 2006 to 2010. Previously, Mr. Honeyman spent nine years at Bed Bath and Beyond in various positions, including Chief Operating Officer of Christmas Tree Shops from 2003 to 2006.

          Bruce J. Eisenberg has been Executive Vice President of Real Estate since May 2001. He added the title of Executive Vice President of Store Operations in 2011. He joined the Company in August of 1993 as Vice President of Real Estate and was named Senior Vice President of Real Estate in May 1995. Prior to joining the Company, Mr. Eisenberg was responsible for leasing, finance and construction of new regional mall development at The Pyramid Companies.

          Stephen J. Murray was named Vice President IT and Supply Chain in December of 2010. Prior to joining the Company he served as Vice President of IT for Bernie’s TV and Appliances from 2007 to 2010. Previously, Mr. Murray was the Vice President of IT for Platform Learning and Vice President of Application Development for Bed Bath and Beyond for six years.

          Tom G. Seaver, CPA has been Chief Financial Officer of the Company since November 2011. Prior to joining the Company, Mr. Seaver served as Vice President – Strategic Planning of Albany International Corp., a global company that develops and manufactures advanced textiles and materials. Previously, Mr. Seaver held the following positions with Albany International Corp.: Vice President of Finance – Global PMC from January 2010 to February 2011, Controller – Americas Business Corridor from July 2004 to January 2010, and various controller and financial roles beginning in 1990.

EQUITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth the beneficial ownership of Common Stock as of May 25, 2012, by each Director and Named Executive Officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership		Shares that may be acquired within 60 days of May 25, 2012	Total Shares Beneficially Owned		Percent of Class

Robert J. Higgins	Chairman of the Board and	71	1973	14,660,675		2,475,000	17,135,675	(1)	50.5%
	Chief Executive Officer
Isaac Kaufman	Director	65	1991	34,500		72,891	107,391		*
Robert E. Marks	Nominee for Director	60	N/A	—		—	—		*
Dr. Joseph G. Morone	Director	59	1997	124,088		—	124,088		*
Michael Nahl	Director	69	2011	—		3,750	3,750		*
Bryant Riley	Director	45	2009	—		11,250	11,250		*
Michael B. Solow	Director	53	1999	82,089		9,655	91,744		*
Michael J. Honeyman	President and	54	2010	24,801	(2)	75,000	99,801		*
	Chief Operating Officer
Bruce J. Eisenberg	Executive Vice President –	52	1995	19,924		385,000	404,924		1.3%
	Real Estate
Steve Murray	VP – Supply Chain and IT	50	2011	—		25,000	25,000		*
Tom G. Seaver	Chief Financial Officer	47	2011	—		—	—		*
All Directors and
Officers as a group (11 persons)				14,946,077		3,057,546	18,003,623		52.2%

*	Less than 1% of issued and outstanding common shares

(1)

Includes 2,475,000 shares that may be acquired within 60 days of May 25, 2012, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 817,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Includes 4,801 shares held by Mr. Honeyman’s sons who reside at his residence.

CORPORATE GOVERNANCE

The Board of Directors

     Meetings and Attendance

          The Board of Directors held 5 meetings during the 2011 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

     Code of Business Ethics

          The Board of Directors has adopted a Code of Conduct applicable to the Company’s officers, employees, Directors and Consultants. The Code of Ethics is available on the Company’s website, www.twec.com. A copy of the Code of Ethics is available in print to any stockholder who requests them, in writing to the Company’s Corporate Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY, 12203.

     Guidelines for Evaluating Independence of Directors

          A majority of the Board are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nomination and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director being independent.

          The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards.

     Presiding Director

          The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors as the Board of Directors believes it is in the best interest of the Company to make that determination through an ongoing evaluation of the position and direction of the Company and the membership and composition of the Board of Directors. The current Board of Directors has determined that having the roles of Chief Executive Officer and Chairman of the Board combined is in the best interest of the Company and its’ shareholders at this time. The current Chairman and Chief Executive Officer, Robert J. Higgins, is the founder of the Company and has been the CEO for nearly 40 years. The Board of Directors believes that the current structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, and fosters greater communication between the Company’s management and the Board of Directors.

          The non-management directors annually elect one independent director to be the Presiding Director. Dr. Morone currently serves as the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

•	Call meetings of the non-management directors as he or she deems necessary;

•	Serve as liaison between the Chairman and the non-management directors;

•	Approve agendas and schedules for Board meetings;

•	Advise the Chairman of the Board’s informational needs;

•	Communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

Committees of the Board of Directors

     The Audit Committee

          The Board of Directors has an Audit Committee whose current members are: Isaac Kaufman (Chairman), Dr. Joseph Morone, Bryant Riley and Michael Nahl. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Isaac Kaufman is both independent and qualified as Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held four meetings during the 2011 fiscal year. The Audit Committee’s responsibilities consist of recommending the selection of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

     The Compensation Committee

          The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Michael Solow (Chairman), Isaac Kaufman, Dr. Joseph Morone and Bryant Riley. The Compensation Committee held two meetings during the 2011 fiscal year. The Compensation Committee formu-

lates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Overview.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix A to the 2010 proxy.

     The Nominating and Corporate Governance Committee

          The Board of Directors has a Nominating and Corporate Governance Committee, consisting of independent Directors, whose current members are: Dr. Joseph Morone (Chairman), Isaac Kaufman, Michael Nahl, Bryant Riley and Michael Solow. The Nominating and Corporate Governance Committee held three meetings during the 2011 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Appendix B to the 2010 Proxy.

          The Nominating and Corporate Governance Committee will consider nominations submitted by Shareholders. To recommend a nominee, a Shareholder should write to the Company’s Secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by the Company’s Secretary no later than January 15, 2013. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered must be received on a timely basis.

          The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. While the Company does not have a formal diversity policy for Board of Director membership, the Nominating and Corporate Governance Committee and the Board of Directors, as a whole, seeks nominees or candidates to serve as directors that represent a variety of backgrounds and experience that will enhance the quality of the Board of Director’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills and experience in its evaluation of candidates for Board of Director membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Corporate Governance Committee did not receive any nominations from Shareholders for the 2012 Annual Meeting.

     Board’s Role in Risk Oversight

          The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Communications with the Board of Directors

          The Board has established a process for Shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Dr. Joseph Morone
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)	Total Compensation ($)

Robert J. Higgins(1)	—	—	—
Isaac Kaufman	123,000	—	123,000
Dr. Joseph G. Morone	112,000	—	112,000
Michael Nahl(3)	74,973	18,951	93,924
Bryant Riley	107,000	—	107,000
Michael B. Solow	110,500	—	110,500

(1)	Although Mr. Higgins also serves as a member of the Board, he does not receive any additional compensation for such service.

(2)	Fees earned reflect the amount of cash received for the annual retainer, Board and committee meeting fees and cash received in lieu of Deferred Shares.

(3)

Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to the director in 2011. See Note 1 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K for the assumptions made in determining the value. Effective February 17, 2011, 15,000 stock options were awarded to Mr. Nahl. The amount set forth in the table above does not necessarily reflect the value that will ultimately be realized with respect to the award.

          Cash Compensation. Each Director who is not a salaried employee of the Company receives a $12,500 retainer per annum plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for board and committee telephone conference meetings, respectively. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make discretionary grants of Common Stock to non employee Directors from time to time. The Company has not elected to pay the annual retainer in shares or make discretionary grants during the past three years.

          Directors Equity Awards. Currently, each Director is eligible to participate in the 2005 Long Term Incentive Plan, but no stock options or other stock-based awards were granted to Directors in Fiscal 2011. As of May 25, 2012, stock awards covering 15,000 shares of Common Stock have been granted to Directors and are outstanding under the 2005 Long Term Incentive Plan. Previously, each outside Director was entitled to partic-

ipate in the Company’s 1990 Stock Option Plan for Non-Employee Directors (the “Directors Plan”), which expired in 2010. As of May 25, 2012, Director Options covering 75,046 shares of Common Stock have been granted and are outstanding under the Directors Plan.

          An initial grant of 15,000 Director Options is made to each new Director. In addition, on or about May 1 of each year, Directors are entitled to receive grants of deferred shares of Common Stock (“Deferred Shares”) under the Directors Plan representing $80,000 in market value of Common Stock as of the date of grant. The Deferred Share grants vest on the date of grant. Prior to December 31, 2010, each Director elected to either receive cash in lieu of the deferred shares, Common Stock with respect to the Deferred Shares upon grant or to defer the receipt of such Common Stock until such person is no longer a Director, except that a cash election could be made only if the Board member held 4x the value of the annual retainer ($50,000) in Common Stock, including Deferred Shares, based on the 120 day average closing price as of the prior December 1st. During Fiscal 2011, each outside Director received cash in lieu of Deferred Shares. The Board of Directors is authorized, in its discretion, to grant additional Director Options or Common Stock awards to Directors Plan participants.

          Retirement Plan. Prior to June 1, 2003, the Company provided the Board of Directors with a noncontributory, unfunded retirement plan that paid a retired Director an annual retirement benefit equal to 60% of the annual retainer at the time of retirement plus a 3% annual increase through the final payment. Payments began at age 62 or retirement, whichever was later, and continued for 10 years or the life of the Director and his or her spouse, whichever period is shorter. Partial vesting in the retirement plan began after six years of continuous service. Participants became fully vested after 12 years of continuous service on the Board.

          As of June 1, 2003, new Directors were not covered by the retirement plan. Directors who were not yet vested in their retirement benefits at such time had the present value of benefits already accrued converted to Deferred Shares under the Directors Plan. Directors that were fully or partially vested in their retirement benefits on June 1, 2003 were given a one time election to continue to participate in the retirement program or convert the present value of benefits already accrued to Deferred Shares under the Directors Plan as of June 1, 2003. As of the completion of the last fiscal year, only Mr. Kaufman participated in the retirement plan.

COMPENSATION OVERVIEW

Introduction

          This overview describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.

          The compensation decisions for the named executive officers relating to 2011 took into account, among other things, the Company’s consolidated financial results and the market price of the Company’s stock. Discussions relating to the Company’s consolidated financial results and operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2011 Annual Report on Form 10-K.

Compensation Objectives and Approach

          The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.

Compensation Determination Process and Considerations

          Mr. Higgins makes proposals to the Compensation Committee regarding the elements of compensation for each of the named executive officers, including his own compensation, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s first regular meeting of each calendar year occurring in April, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding calendar year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, Mr. Higgins meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed in the April meeting, based on the anticipated full-year financial results for the Company and its subsidiaries.

          The Compensation Committee reviews and approves each element of compensation for the named executive officers. In establishing the levels and components of compensation for the named executive officers, the Compensation Committee, as a threshold matter, evaluates the overall performance for the year.

          Key elements considered in the Compensation Committee’s performance evaluations include corporate performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid or the allocation between cash and non cash compensation, and it does not necessarily react to short-term changes in financial performance. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company and other opportunities potentially available to such officer. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with the regular meetings of the Company’s Board of Directors, which provides the committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below that vary among the named executive officers, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.

          The Company has sought to structure its overall compensation program to contain an appropriate mix of long-term and short-term incentives that balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interest of the Company’s stockholders. In particular, equity-based awards are structured to vest over a number of years, which encourages employees to focus on long-term results. Moreover, both annual incentive bonus and performance-based equity awards are subject to discretionary reduction if determined appropriate by the Compensation Committee. The Company believes that these factors reduce any incentive that employees may have to take inappropriate risks. Accordingly, the Company believes that its compensation policies and practices encourage and incentivize the employees to improve results in a disciplined, focused manner, with a view toward long-term success.

Cash Compensation

          The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during 2011 are shown in the Summary Compensation Table at page 15.

          The annual incentive bonus plan, the results of which are shown in the Summary Compensation Table in the Non-Equity Incentive Compensation column, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and, for each officer below the Chief Executive Officer level, bases the target on the Chief Executive Officer’s recommendations. For Fiscal 2011, the performance goal adopted for annual bonuses was based on the achievement of a loss before interest, taxes, depreciation and amortization of no more than $9.4 million. Based on 2011 results, the Company achieved the targeted loss before interest, taxes, depreciation and amortization. Therefore, the executives received the maximum annual bonus. The Company’s earnings before interest, taxes, depreciation and amortization were $11.5 million.

          For 2011, the target bonus awards (as a percentage of base salary) were as follows: Chief Executive Officer, 38%; Chief Operating Officer/President, 30%; and Executive Vice President, 22%. Depending on the achievement of the predetermined targets, the annual bonus may be less than or greater than the target bonus. Maximum payout (as a percentage of base salary) for officers is as follows: Chief Executive Officer, 125%; Chief Operating Officer/President and Executive Vice President, 100%.

Share-Based Compensation

          The Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our common stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future to continue to make, grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.

Retirement and Other Benefits

          The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide select named executive officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt their employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plan,, are designed to provide a competitive level of retirement income to named executive officers and to reward them for continued service with the Company. The retirement program consists of a supplemental executive retirement plan and the 401(k) plan. Mr. Higgins and Mr. Eisenberg are participants in the supplemental executive retirement plan.

          The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.

Other Compensation

          The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. See The Summary Compensation Table for a summary of such benefits.

Deductibility of Compensation Expenses

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for its named executive officers who are considered “covered employees” for purposes of Section 162(m). Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company’s compensation goals.

Summary Compensation Table

          The following table sets forth information regarding compensation earned by our Chief Executive Officer and our two other most highly compensated Executive Officers:

Name	Principal Position	Year	Salary ($)(1)	Stock Awards ($)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(5)	Total Compensation ($)

Robert J. Higgins	Chairman of the Board and	2011	900,000	456,234	—	1,125,000	181,332	2,662,566
	Chief Executive Officer	2010	1,000,000	515,012	—	—	180,626	1,695,638
Michael J. Honeyman	President and Chief	2011	483,750	—	—	495,000	60,865	1,039,615
	Operating Officer	2010	400,521	—	958,300	100,000	44,016	1,502,837
Bruce J. Eisenberg	Executive Vice President –	2011	360,000	—	—	435,000	—	795,000
	Real Estate and Stores	2010	396,442	—	273,800	75,000	—	745,242

(1)	Salary represents amounts earned during fiscal year.

(2)

For 2011, amounts represent cash incentive payouts made to certain named executive officers for the achievement of the Company’s Loss Before Interest, Taxes, Depreciation and Amortization Target. In addition, for Mr. Eisenberg amounts represent deferred cash grants made in fiscal 2010 and fiscal 2011 of $75,000. Pursuant to the terms of the offer of employment to him, Mr. Honeyman was guaranteed a minimum bonus of $100,000 for 2010, the initial year of his employment by the Company.

(3)

Amounts represent the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to the respective executives in 2010. See Note 1 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K for the assumptions made in determining values. Effective May 16, 2010, 700,000 and 200,000 options were awarded to Mr. Honeyman and Mr. Eisenberg, respectively. The amounts set forth in the table above do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(4)

Amounts represent the grant date fair value, as computed in accordance with Accounting Standards Codification Topic 718, relating to share units awarded to Mr. Higgins during fiscal 2011 and fiscal 2010. Effective April 12, 2010 and April 12, 2011, Mr. Higgins was granted 279,898 performance based restricted stock units. The restricted stock units granted in 2011 fully vested based on the achievement of performance targets and he received a cash payment of $635,368. The 2010 restricted stock units did not vest and were forfeited.

(5)	Includes the following payments made by the Company to the named executive officers:

Name	Year	Perquisites and Other Personnel Benefits ($)	Insurance Premiums ($)	Total ($)

Robert J. Higgins(1)	2011	31,332	150,000	181,332
	2010	30,626	150,000	180,626
Michael J. Honeyman(2)	2011	60,865	—	60,865
	2010	44,016	—	44,016
Bruce J. Eisenberg	2011	—	—	—
	2010	—	—	—

(1)

Perquisites for Mr. Higgins include club dues ($7,005) and fees paid for a personal assistant ($24,327). The cost of perquisites was determined on the basis of aggregate incremental cost to the Company.

(2)	Perquisites for Mr. Honeyman include housing expenses ($24,157), auto expense ($25,709) and reimbursement for Mr. Honeyman’s personal health insurance policy ($10,999)

Employment Agreement

          On December 26, 2008, the Company entered into a new employment agreement with Mr. Higgins pursuant to which Mr. Higgins continued to serve as Chief Executive Officer of the Company. The term of the agreement expires on December 31, 2012, unless earlier terminated in accordance with its terms. The term is subject to automatic one year extensions starting on the second anniversary of the effective date unless prior written notice is given by the Mr. Higgins or the Company.

          Under the agreement, Mr. Higgins will receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors may determine from time to time). For 2012, Mr. Higgins agreed to reduce his salary to $800,000. Under the Agreement, Mr. Higgins will be eligible for bonuses under the Company’s executive bonus plan, under which Mr. Higgins will have an annual bonus opportunity of zero to 200% of his base salary based on the achievement of certain performance criteria as approved by the Board of Directors. The Board of Directors may also determine to pay Mr. Higgins compensation in excess of the required base salary and bonus. He is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees and is also entitled to reimbursement for or payment of certain travel and other expenses. The agreement provides for the award of performance based restricted stock units which will have a fair market value on the date of grant equal to $1,100,000. This obligation is satisfied by grants of 279,898 units issued in 2009 and 2010 (which were forfeited because applicable performance goals were not met) and 279,898 units issued in 2011. Based on 2011 results, the Company achieved the targeted loss before interest, taxes, depreciation and amortization. Therefore, all the share units vested and Mr. Higgins was awarded cash payout of $635,368.

          Mr. Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, he shall be entitled to gross-up payments in the event excise taxes on payments or benefits made to him are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law. The agreement also provides for indemnification during the contract period and for a period of five years thereafter.

Outstanding Equity Awards at Fiscal Year-End

          The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of January 28, 2012.

			Option Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Robert J. Higgins	5/1/2002		550,000	—	8.02	5/1/2012
	5/1/2003		1,000,000	—	3.50	5/1/2013
	4/30/2004		550,000	—	10.31	4/30/2014
	5/2/2005		475,000	—	14.32	5/2/2015
	5/1/2006		450,000	—	5.32	5/1/2016

Michael J. Honeyman	5/6/2010	(1)	75,000	625,000	2.11	5/6/2020

Bruce J. Eisenberg	5/1/2002		60,000	—	8.02	5/1/2012
	5/1/2003		150,000	—	3.50	5/1/2013
	4/30/2004		60,000	—	10.31	4/30/2014
	5/2/2005		50,000	—	14.32	5/2/2015
	5/1/2006		50,000	—	5.32	5/1/2016
	5/1/2007		50,000	—	5.50	5/1/2017
	5/6/2010	(2)	25,000	175,000	2.11	5/6/2020

(1)	Mr. Honeyman’s options vest based on service period with 75,000 vesting after each of the first two years of service and 275,000 vesting after the third and fourth years of service.

(2)	Mr.. Eisenberg’s options vest based on service period with 25,000 vesting after each of the first three years of service and 125,000 vesting after the fourth year of service.

Pension Benefits

          The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain executive officers of the Company. The SERP, which is a nonqualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. Participants vest 35% after 10 years, 75% after 20 years and 100% after 20 years of service and retirement at the age of 65. In addition, the benefits become vested in full upon a change in control of the Company prior to the participant’s termination of employment or a termination of employment due to the participant’s death or disability. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause.

          Payments are made in equal installments over 20 years. The Company has established a rabbi trust whose purpose is to be a source of funds to pay benefits to participants in the SERP.

Severance Benefits

          Other than the employment agreement entered into between the Company and Mr. Higgins and Mr. Honeyman’s offer letter, the Company has not entered into any agreements with the named executive officers which provide severance or other benefits upon a termination of employment or a change in control.

          Mr. Higgins’ employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive (or in the case of death, the executive’s spouse or estate)

shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of disability, he will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

          In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

          In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Higgins shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the effective date of the agreement, (B) the end of the contract period or (C) one year after the date of termination, payable over such period in accordance with the regular payroll practices of the Company. In addition, the Mr. Higgins (and his dependants) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the effective date; (y) the end of the contract period or (z) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that Mr. Higgins becomes eligible for substantially similar benefits from a subsequent employer.

          The Company has severance guidelines that are applicable to Officers, including the named executive officers, who are not party to an employment agreement. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an Officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks and a maximum of 26 weeks for Vice President level officers.

          In addition, unvested equity awards vest upon death, disability or a change of control pursuant to the terms of the 2005 Long Term Incentive Plan and applicable award agreements.

RELATED PARTY TRANSACTIONS

          The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman, Chief Executive Officer and largest shareholder, under three capital leases that expire in the year 2015. The original distribution center/office facility was occupied in 1985.

          Under the three capital leases, dated April 1, 1985, November 1, 1989 and September 1, 1998, the Company paid Mr. Higgins an annual rent of $2.2 million in Fiscal 2011. Pursuant to the terms of the lease agreements, effective January 1, 2002 and every two years thereafter, rental payments will increase in accordance with the biennial increase in the Consumer Price Index. Under the terms of the lease agreements, the Company is responsible for property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins doesn’t have any future obligation for principal and interest. None of the leases contain any real property purchase options at the expiration of its term.

          The Company leases one of its retail stores from Mr. Higgins under an operating lease. Annual rental payments under this lease were $40,000 in Fiscal 2011. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total additional charges for the store, including contingent rent, were approximately $6,900 in Fiscal 2011.

          Mark Higgins, the son of Robert J. Higgins was employed with the Company as Vice President –Merchandising Video, Video Games, Electronics and Accessories. During 2011, Mark Higgins received $332,000 in cash compensation.

          The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The transaction will then be evaluated by the Audit Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board

Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ provision of information technology and other non-audit services to the Company is compatible with the accountants’ independence.

          The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, The Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 28, 2012 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 28, 2012.

Audit Committee of the Board of Directors
Isaac Kaufman (Chairman)
Dr. Joseph Morone
Michael Nahl
Bryant Riley

OTHER MATTERS

          Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in their discretion.

          Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

          Independent Accountants. The Board of Directors currently intends to select KPMG LLP as independent accountants for the Company for the fiscal year ending February 3, 2013. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.

          The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

          Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with KPMG LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission (the “SEC”) against the firm. In this respect, the Audit Committee has concluded that the ability of KPMG LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation. The following is a description of the fees billed to the Company by KPMG LLP for fiscal years 2011 and 2010.

          Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by independent accountants. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2011 and 2010 totaled $350,000 and $515,000, respectively.

          Audit Related Fees. Audit related services include due diligence and audit services related to employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries for fiscal years 2011 and 2010 totaled $19,500 for each year..

          Tax fees. Tax fees include corporate tax compliance and counsel and advisory services. Deloitte and Touche LLP was the Company’s primary tax advisor in 2011. KPMG didn’t receive any fees for tax services in the last two years.

          Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent accountants may provide certain non-audit services which do not impair the accountants’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as non-audit services provided by the Company’s independent accountants. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

          Financial Statements. The Company’s 2011 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended January 28, 2012 is being sent concurrently to shareholders. If you have not received or had access to the 2011 Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

          Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2013 must submit the same in writing so as to be received at the executive offices of the Company on or before January 15, 2013. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals. Proposals should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for July 12, 2012.

By Order of the Board of Directors,

Edwin J. Sapienza,
Secretary

June 8, 2012

APPENDIX A

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

SECTION 1. FORMATION OF THE AUDIT COMMITTEE

          There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”), to be known as the “Audit Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, usually for one year. Compensation paid to a director, directly or indirectly, by the Company, other than compensation for board and committee services, regardless of the amount is prohibited. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements at the time of their appointment, and at least one member of the Committee shall have accounting or related financial management experience, such that they would be considered a “financial expert” under applicable SEC rules. The Committee shall meet regularly at least four times annually, and special meetings may be called as circumstances require. The Committee will meet annually with management, the director of the internal audit function and the independent accountants in separate executive sessions. In addition, the Committee, will meet with the independent accountants and management quarterly to review the Company’s financials and public filings. The Company shall provide for appropriate funding, as determined by the Committee, for the performance of its duties, including compensation for the Company’s independent auditors and any independent counsel and advisors retained by the Committee.

SECTION 2. RESPONSIBILITIES OF THE COMMITTEE

          The Committee shall assist the corporate directors in fulfilling their responsibility to the Company’s shareholders, potential shareholders and the investment community, with specific attention to the Company’s accounting function, its SEC and NASDAQ reporting practices, and the quality and integrity of the Company’s system of internal and disclosure controls regarding finance, accounting, legal compliance and ethics. It is the responsibility of the Audit Committee to maintain free and open means of communication among the corporate directors, the independent auditors, the internal auditor (if any), general counsel and outside counsel to the Company, and the financial management of the Company.

SECTION 3. DUTIES OF THE COMMITTEE

          In carrying out its responsibilities, the Committee shall:

          3.1. Review the Charter. Review this charter periodically, at least annually, and update it as conditions dictate.

          3.2. Select, authorize and oversee auditors. Have the sole authority to review, select and appoint the independent auditors to audit the books of the Company and its divisions or subsidiaries. Approve the compensation of independent auditors, oversee the work of the independent auditors and resolve disagreements between management and the auditors. Among other things, prior to initially engaging an independent audit firm, the Committee shall receive a written statement consistent with the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding independent accountants’ communications with the audit committee concerning independence.

          3.3. Authorize and oversee independent counsel. Appoint and approve compensation for independent counsel and advisors, including legal, accounting and other experts, as deemed necessary, to obtain clarifications and opinions on the financial statements, litigation and any other matters as considered necessary.

          3.4. Audit Plan. Meet with the independent auditors and financial management of the Company to review the scope of the proposed external audit for the current fiscal year and the audit procedures to be utilized and, at the conclusion of the audit, review any comments or recommendations of the independent auditors. As part of the audit plan, the Committee shall review the process of assessing the risk of fraudulent financial reporting in any material respect, and the procedures that the independent auditors plan to undertake in the audit. Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

          3.5. Approve non-audit services provided by independent auditors. Approve in advance all non-audit services provided by the independent auditor. Designate at least one member for approval of non-audit services and ratify such approval at the Audit Committee meeting immediately following the approval. Ensure that the Company publicly discloses approval for non-audit services in its periodic reports.

          3.6. Internal Accounting Controls. Review with the independent auditors and the Company’s financial and accounting management the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations for improvement of the internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Discuss guidelines and policies and govern the process by which risk assessment and management are undertaken.

          3.7. Auditors’ Internal Quality Control. At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, peer review or PCAOB review of the independent auditors, or by any inquiry or by investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues.

          3.8. Accounting Principles. Meet with financial management of the Company concerning any proposed changes in accounting principles of the Company and, subject to review with independent auditors, approve such changes.

          3.9. Related Party Transactions. Review and approve all “related party” transactions with the Company’s directors and officers.

          3.10. Code of Ethics. Review, approve and oversee the Company’s policy statements on ethical corporate conduct and determine whether the views of the Board are sufficiently detailed in the Company’s formal Code of Ethics.

          3.11. Communication. Establish open channels of communication such that the Company’s employees can confidentially and anonymously express their concerns over accounting, internal control or auditing matters. Nominate one director who will receive such concerns. Employees may communicate with the Committee without fear of retaliation or liability for any use of the information provided.

          3.12. Proxy Report. Prepare the Audit Committee report to be included in the Company’s annual proxy statement, as required by the SEC.

          3.13. Internal Audit Function. Review the internal audit function of the Company, including proposed programs for the current year and the coordination of such programs with the independent auditors, with particular attention to maintaining the most effective balance between independent and internal auditing resources.

          3.14. Operating Results. Review, prior to each Committee meeting but no less than quarterly, a summary of the Company’s financial results compared to plan and a revised forecast for the balance of the fiscal year provided by financial management.

          3.15. Review year-end and quarterly financial statements. Review, prior to release, quarterly unaudited and annual audited financial statements, and MD&A, with management and the Company’s independent auditors. Review of the year-end financial statements shall be accompanied by an explanation from management of all significant fluctuations in balance sheet and income statement line items compared to the preceding fiscal year and to plan. The Committee shall review the disclosures contained in the financial statements with the independent auditors to determine that the independent auditors are satisfied with such disclosures and the content of the financial statements to be presented to the shareholders. The Committee shall discuss with management, the press releases and earnings guidance provided to analysts and rating agencies although such discussions need not occur prior to the release or guidance.

          3.16. Review periodic reports. Review and discuss with the management and the independent auditors the SEC filings made by the Company and other published documents containing the Company’s financial statements, with attention to whether the information contained in these documents is consistent with the information contained in the financial statements.

          3.17. Accounting Accruals. Inquire of financial management of the Company about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

          3.18. Private Consultation with Independent Auditors. Make available the independent auditors for private consultation at all meetings of the Committee; the independent auditors should be encouraged by the Committee to evaluate the Company’s financial, accounting and auditing personnel, and describe the level of cooperation that the independent auditors received during the course of the audit. Review all critical accounting policies and practices to be used; discuss with the independent auditors all alternative treatments and disclosures of financial information within accounting principles generally accepted in the United States of America (GAAP), that have been discussed with management, their ramifications and the treatment preferred by the independent auditors; and all other material written communication between the independent auditors and the management. Ensure that independent auditors periodically submit formal written statements (consistent with the applicable requirements of the PCAOB regarding independent accountants’ communications with the audit committee concerning independence) delineating all relationships between the auditor and the Company and discuss any disclosed relationships or services that may impact, or appear to impact, the objectivity and independence of the auditor and recommend that the Board take appropriate action regarding the auditor’s independence. Discuss with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

          3.19. Hiring employees of the Independent Auditor. Set clear hiring policies for employees or former employees of the independent auditors.

          3.20. Review of Legal Matters. Meet at least annually with the appropriate officer of the Company and, if applicable or appropriate in the Committee’s judgment, outside counsel, to review compliance with the Company’s Code of Ethics and other policies and procedures, to discuss legal matters that may have a significant impact on the Company’s financial statements and to review legal compliance matters including security trading policies. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, conduct of such an investigation is appropriate.

          3.21. Income Tax Matters. Review once annually the open years on federal income tax returns, whether there are significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

          3.22. Minutes. Submit minutes of all the meetings of the Committee to the Company’s Board.

          3.23. Letter from Audit Committee Chairman. Submit once annually, at or about the time of the Company’s Annual Meeting of Shareholders, a letter from the Committee Chairman setting forth to die Board a summary of the Committee’s responsibilities and activities.

          3.24. Qualified Legal Compliance Committee. The Committee shall serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) within the meaning of and in accordance with 17 CFR Part 205. In such capacity, the Committee shall meet only as and when required to discharge its QLCC responsibilities.

In its capacity as the QLCC, the Committee shall:

(A)

Establish written procedures for the confidential receipt, retention and consideration of reports to the Committee by the appropriate officer of the Company or the Company’s reporting attorneys that credible evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law or at common law, or a similar material violation of any United States federal or state law by the Company or its subsidiaries or by any officer, director, employee or agent of the Company or its subsidiaries has occurred, is ongoing or is about to occur (each, a “Material Violation”).

(B)

Inform the appropriate officer of the Company, the Company’s Chief Executive Officer and the Company’s Chairman of the Board of any evidence of a Material Violation that is reported to the Committee (unless the Committee reasonably believes that it would be futile to report such evidence of Material Violation to such persons).

(C)	Determine whether an investigation is necessary regarding any evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorneys.

(D)

If the Committee determines an investigation is necessary or appropriate in relation to a report of evidence of a Material Violation: (i) notify the Board; (ii) initiate an investigation, which may be conducted either by the appropriate officer of the Company or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend to the Board, by majority vote, that the Company implement an appropriate response to the evidence of a Material Violation; and (ii) inform the appropriate officer of the Company, the Company’s Chief Executive Officer, the Company’s Chairman of the Board and the Company’s Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted.

(E)

Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorney, including the authority to notify the Securities and Exchange Commission in the event the Company fails in any material respect to implement the appropriate response that the Committee has recommended the Company to take.

* * * * *

April 2009.

APPENDIX B

PROPOSED AMENDMENT TO THE NINTH ARTICLE OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Ninth 1) The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by a majority of the entire Board of Directors. ~~provided, however, that any decrease in the number of Directors shall not shorten the term of any incumbent Director. .~~

          ~~2) The Directors, shall be classified, with respect to the term for which they hold office, into three classes, as nearly equal in number as possible. The initial Class 1 Directors shall serve for a term expiring at the annual meeting of shareholders to be held in 1999, the initial Class 2 Directors shall serve for a term expiring at the annual meeting of shareholders to be held in 2000, the initial Class 3 Directors shall serve for a term expiring at the annual meeting of shareholders to be held in 2001 and, in each case, until their successors are duly elected and qualified. At each annual meeting of shareholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of votes cast as such meeting and shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election, and until their successors are duly elected and qualified.~~

          2) All Directors elected by shareholders at or after the 2012 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office; provided, however, each Director elected prior to the 2012 annual meeting of shareholders shall serve the term for which he or she was elected.

          3) Any and all vacancies in the Board of Directors, however occurring, including without limitation, by reason of an increase in size of the Board of Directors, or death, resignation, disqualification or removal of a Director, shall be filled solely by theappointment via an affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. ~~When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that any Director who is appointed to the Board of Directors~~ Any director so appointed shall ~~not be classified~~ serve until the next ~~annual meeting of~~ shareholders’ meeting held for the election of directors and until his or her successor is duly elected and qualified. ~~In no case shall a decrease in the number of Directors shorten the term of any incumbent Director.~~

B-1

PROXY CARD

Trans World Entertainment Corporation

WO# 22932
▼ FOLD AND DETACH HERE ▼
		Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Item 1 and Item 2.

		FOR	AGAINST			FOR ALL NOMINEES	WITHHELD FOR ALL NOMINEES	WITHHELD FOR CERTAIN NOMINEES

Item 1 -	APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.	☐	☐	Item 2 -	ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01 Michael B. Solow
02 Robert E. Marks

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Witheld for Certain Nominees” box and write that nominee’s name in the space provided below.)

Witheld for Certain Nominees _______________________________________________________

				Item 3 -	In their discretion, the Proxies are authorized to vote upon all other matters that properly may be presented at the meeting.

Mark Here for Address Change or Comments SEE REVERSE
Plan to Attend Meeting	☐		☐

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature _____________________________________________ Signature _____________________________________________ Date ____________________

You can now access your Trans World Entertainment account online.

Access your Trans World Entertainment account online via Investor ServiceDirect® (ISD).

The transfer agent for Trans World Entertainment now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.cpushareownerservices.com/
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://shareowner.mobular.net/shareowner/twmc

▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TRANS WORLD ENTERTAINMENT CORPORATION

          The undersigned hereby appoints Robert J. Higgins and Edwin J. Sapienza to be its proxies (the “Proxies”), with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse hereof, all the shares of stock of Trans World Entertainment Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held July 12, 2012 or any adjournment thereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL NOT BE VOTED “FOR” ITEM 1 AND ITEM 2. SAID ITEMS ARE FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING DATED JUNE 8, 2012, AND IN THE ACCOMPANYING PROXY STATEMENT RECEIPT OF WHICH ARE ACKNOWLEDGED.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 22932